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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm on pages 6, 26 and under the caption "Experts" and to the use of our report dated March 14, 2003 in the Amendment No. 3 to the Registration Statement (Form S-2) and related Prospectus of Carrizo Oil & Gas, Inc. for the registration of 5,700,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                  ERNST & YOUNG LLP


Houston, Texas
February 4, 2004